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                                                                     Exhibit 5.1



                                December 4, 1997

Melita International Corporation
5051 Peachtree Corners Circle
Norcross, Georgia  30092-2500

         Re:      Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel for Melita International Corporation, a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of (i) 1,350,000 shares of the Company's common stock, no par value per share ("Shares"), issuable pursuant to the Melita International Corporation 1997 Stock Option Plan and 1992 Discounted Stock Option Plan (the "1992 Plan") and (ii) 250,000 Shares issuable pursuant to the Melita International Corporation Employee Stock Purchase Plan (together with the 1997 Plan and the 1992 Plan, the "Plans").

         We have examined and are familiar with the originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, and other instruments relating to the incorporation of the Company and to the authorization and issuance of Shares under the Plans as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plans, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Company's registration statement on Form S-8.

                                    Very truly yours,

                                    MORRIS, MANNING & MARTIN, L.L.P.

                                    /s/ Morris, Manning & Martin, L.L.P.
















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